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             United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

___  Form 10-K/10KSB
___  Form 20-F
___  Form 11-K
_X_  Form 10-Q/10-QSB
___  Form N-SAR

For Period Ended :  September 30, 1997

___  Transition Report on Form 10-K/10KSB
___  Transition Report on Form 20-F
___  Transition Report on Form 11-K
___  Transition Report on Form 10-Q/10QSB
___  Transition Report on Form N-SAR

For the Transition Period Ended: _____________________________________

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PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                CIMARRON-GRANDVIEW GROUP, INC.

Address of Principal Executive Office:  601 West Main Avenue, Suite 714

City, State and Zip Code:               Spokane, Washington  99201-0677

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b){section 23,047], the following should be completed. (Check box if appropriate)

_X_        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
_X_        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the
                subject quarterly report on Form 10-Q, 10-QSB, or portion
                there of will be filed on or before the fifth calendar day following the prescribed due day; and
___        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why the Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


     Due to computer malfunction, the Company was unable to transmit the document to it's filing agent in time for timely filing.






















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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Greg Lipsker                509                  455-9077
     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           _X_ Yes  ___ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          ___ Yes  _X_ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 SIGNATURE
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CIMARRON-GRANDVIEW GROUP, INC.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Greg Lipsker                     Date:  November 16, 1998
_____________________________________    ______________________________

Title: President